Exhibit 10.1

STOCK SUBSCRIPTION AGREEMENT

This STOCK SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into as of December 31, 2009 by and among (a) China Medicine Corporation, a Nevada corporation (the “Company”), (b) Mr. Yang Senshan, (the “Executive Shareholder”), and (c) OEP CHME Holdings, LLC, a Delaware limited liability company (“Investor”).

WITNESSETH

WHEREAS, Investor desires to make an investment in the Company through the purchase of certain common shares of the Company, par value US$0.0001 per share (the “Common Shares”) and certain preferred shares of the Company, par value US$0.0001 per share as described in the Certificate of Designation, Rights and Preferences (the “Certificate of Designation”) in substantially the form attached hereto as Exhibit A (the “Redeemable Convertible Preferred Shares”);

WHEREAS, the Company desires to issue and sell to Investor, and Investor desires to purchase from the Company, pursuant to the terms and conditions of this Agreement, 4,000,000 Common Shares at US$3.00 per share (the “Purchased Common Shares”) and 1,920,000 Redeemable Convertible Preferred Shares at US$30.00 per share (the “Purchased Preferred Shares”, together with the Purchased Common Shares, the “Purchased Shares”), for a total aggregate purchase price of US$69,600,000; and

WHEREAS, the investments contemplated by this Agreement will be made in reliance upon the provisions of Regulation D (“Regulation D”) of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the transactions to be made hereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1           Definitions.  In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 1.1:

“Affiliate” means, with respect to any Person (the “subject Person”), any other Person (a) that directly or indirectly through one or more intermediaries controls or is controlled by, or is under direct or indirect common control with, the subject Person, or (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting equity of the subject Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or through representation on such Person’s board of directors or other management committee or group or otherwise.

“Board of Directors” means the Company’s board of directors.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the OTCBB or Principal Market is closed or on which banks in the City of New York, the PRC or Hong Kong Special Administrative Region are required or authorized by law to be closed.

“Certificate for the Receipt of Foreign Exchange for Transfer of Shares” means the certificate for the receipt of foreign exchange for transfer of shares (转股收汇证明) to be issued by the local SAFE confirming the Company has paid to the Executive Shareholder, Ms. Liu Minhua and Mr. Liu Junhua the purchase price for 49% of the shares in Konzern pursuant to the Share Transfer Agreement dated December 5, 2005 by and among the Executive Shareholder, Ms. Liu Minhua, Mr. Liu Junhua and Lounsberry Holdings III, Inc., the predecessor of the Company, as supplemented or amended.

“CMC Group” means the Company and all of its Subsidiaries.

“Company Subsidiary” means a Subsidiary of the Company.

“Company’s Knowledge” means the actual knowledge of the CMC Group and the knowledge of the CMC Group after due and reasonable inquiry.

“Commission” means the Securities and Exchange Commission.

“Contract” means any written agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or binding understanding.

“Co-Win” means Guangzhou Co-Win Bioengineering Co., Ltd. (广州科仁生物工程有限公司), a company incorporated under PRC laws.

“EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income, (b) Consolidated Net Interest, (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income, and (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income.  For the purposes of determining EBITDA, “Consolidated Net Income” means, for the relevant period, net income of the Company and its Subsidiaries from continuing operations after extraordinary items (excluding gains or losses from dispositions of assets) for such period.  For the purposes of determining EBITDA, “Consolidated Net Interest” means, for the relevant period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all interest income from cash, cash equivalents and restricted cash, (b) all interest, premium payments, fees, charges and related expenses of the Company and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (c) the portion of rental expense of the Company and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

EBITDA shall be based on audited financial statements for the applicable period prepared by the Company in accordance with GAAP.  Notwithstanding anything to the contrary in the foregoing, EBITDA shall not include:

(a) Income or expense arising from the change in the fair value of financial instruments, include (i) the negative goodwill from the acquisition of LifeTech; (ii) the outstanding warrant liabilities from Series A and Series B Warrants; and (ii) implied financing or interest costs (both cash and non-cash) from the Purchased Shares to be issued to the Investor;

(b) Gain or loss from disposal of, and impairment of properties, plant and equipment and intangible assets;

(c) Gain from reversal of reserves in the prior financial periods (such as accounts receivable);

(d) Government subsidies;

(e) Non-pharmaceutical revenue, except for medical instruments and any other non-pharmaceutical revenues that the Company and its Subsidiaries generate during the normal course of business;

(f) Share based compensation for the 8% management incentive as set out in Section 4.10 of this Agreement;

(g) Non-recurring revenue or income from rADTZ formulas, patents, know-how or licensing;

(h) Non-recurring revenue or income from disposal of drug patents, manufacturing know-how, medical formulas or drug licenses;

(i) Non-operating expenses including a non-recurring write-down of value of land use rights or other intangible assets; and/or

(j) One-time transactional costs and expenses arising from the transaction contemplated by this Agreement, including the commission paid to the placement agent and due diligence fees and professional fees payable by the Company.

“Environmental Law” means any federal, state, provincial, local or foreign law, statute, code or ordinance, principle of common law, rule or regulation, as well as any permit, order, decree, judgment or injunction issued, promulgated, approved or entered thereunder, relating to pollution or the protection, cleanup or restoration of the environment or natural resources, or to the public health or safety, or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, discharge or disposal of hazardous materials.

“Equity Securities” means (i) any Common Shares, (ii) any other equity security of the Company, including without limitation shares of preferred stock, (iii) any other security of the Company which by its terms is convertible into or exchangeable or exercisable for any equity security of the Company, or (iv) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such security described in the foregoing clauses (i) through (iii).

“Escrow Agreement” means the Escrow Agreement in the form attached hereto as Exhibit B.

“Escrow Funds” has the meaning as defined under the Escrow Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations thereunder (or respective successors thereto).

“Exempt Issuance” means the issuance of Equity Securities: (i) pursuant to a bona fide firm underwritten public offering of the Company’s securities, (ii) other than for cash, in connection with a strategic merger, acquisition, or consolidation provided that the issuance of such securities in connection with such strategic merger, acquisition or consolidation has been approved in advance by the Investor, (iii) in connection with bona fide strategic license agreements or other partnering arrangements so long as such issuances are not for the purpose of raising capital and provided that the issuance of such securities in connection with such bona fide strategic license, agreements or other partnering arrangements has been approved in advance by the Investors, and (iv) to the Investor.

“FINRA” means the Financial Industry Regulatory Authority.

“Fully Diluted Basis” means (i) the number of Common Shares which would be outstanding if all securities convertible into or exchangeable for Common Shares held by all Person were converted or exchanged in full and (ii) as applied to a particular Person, the number of Common Shares which would be held by such Person if all securities convertible into, exchangeable for or exercisable for Common Shares held by such Person were converted or exchanged or exercised in full.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in (i) opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements of the Financial Accounting Standards Board and (iii) interpretations of the Commission and the staff of the Commission.  Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

“Government Officer” means (a) any employee or official of any government, including by any employee or official of any entity owned or controlled by a government, (b) any employee or official of a political party, (c) any candidate for political office or his employee, or (d) any employee or official of an international organization.

“Governmental Authority” means any nation or government, any federal, state, provincial, local or political subdivision thereof, and any department, commission, board, court, agency or any other instrumentality thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any stock exchange, securities market or self-regulatory organization.

“Governmental Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, license or other directive or requirement of any Governmental Authority, and the notices, orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

“Guangdong Jiangmen” means Guangdong Jiangmen Center for Biotech Development Co., Ltd.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Independent Director” means an individual who satisfies the independence requirements of Nasdaq Global Select Market and the New York Stock Exchange, and is not an Affiliate, partner, director, officer or employee of a party hereto or an Affiliate of any party hereto or a relative of any of the foregoing.

“Intellectual Property” means any U.S. or foreign patents, patent rights, patent applications, trademarks, trade names, service marks, brand names, logos and other trade designations (including unregistered names and marks), trademark and service mark registrations and applications, copyrights and copyright registrations and applications, inventions, invention disclosures, protected formulae, formulations, processes, methods, trade secrets, computer software, computer programs and source codes, manufacturing research and similar technical information, engineering know-how, customer and supplier information, assembly and test data drawings or royalty rights.

“Investor Ownership Percentage” means, as of the time of determination, the percentage determined by dividing the number of Common Shares then held by Investor on a Fully Diluted Basis by the total number of issued and outstanding Common Shares on a Fully Diluted Basis.

“Jiangmen Acquisition” means the proposed acquisition of all or substantially all of the assets or equity interests of Guangdong Jiangmen.

“Key Employees” means the members of the board of directors of any company of the CMC Group, and the key employees named in Schedule II attached herein, which may be amended from time to time by Investor.

“Konzern” means Guangzhou Konzern Medicine Co., Ltd. (广州康采恩医药有限公司), a WFOE and a wholly owned Subsidiary of the Company.

“Konzern Bio-Tech” means Guangzhou Konzern Bio-Technology Co., Ltd. (广州康采恩生物科技有限公司), a wholly owned Subsidiary of Konzern.

“License” means all licenses, permits, privileges, exclusive rights, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental Authority or any permits, distributorships, privileges, exclusive rights, certificates, franchises and similar consents granted by any third parties, that are used in the business of the CMC Group as presently conducted and as presently proposed to be conducted and in the products purchased, stored, distributed or manufactured by the CMC Group.

“Lien” means, with respect to any Property, any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, tax lien, financing statement, pledge, charge, or other lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“LifeTech” means LifeTech Pharmaceuticals. Co., Ltd. (广州莱泰制药有限公司), a wholly owned Subsidiary of Konzern.

“LifeTech P&T” means, Guangzhou LifeTech Pharmaceutical & Technological Ltd. (广州莱泰医药科技有限公司), a wholly owned Subsidiary of Konzern.

“Market Price” means, as of a particular date, the arithmetic average of the daily VWAP of each of the five (5) consecutive Trading Days occurring immediately prior to (but not including) such date.

“Management Incentive Shares” means, collectively, the Common Shares issuable pursuant to the Incentive Plan.

“Material Adverse Effect” means an effect or effects, individually or in the aggregate, that is material and adverse to (i) the business, properties, assets, operations, results of operations, financial condition or prospects of the CMC Group, (ii) the ability of the Company to perform on a timely basis in any material respect any of its obligations under this Agreement or the other Transaction Documents, (iii) legality, validity or enforceability of any Transaction Document or (iv) the rights or benefits of Investor as contemplated by the Transaction Documents and the Articles of Incorporation and By-laws of the Company.

“MOFCOM” means the Ministry of Commerce or, with respect to any matter to be submitted for examination and approval by the Ministry of Commerce, any government entity which is similarly competent to examine and approve such matter under the laws of the PRC.

“NASD” means the National Association of Securities Dealers, Inc.

“OTCBB” means the FINRA Over-the-Counter Bulletin Board.

“Peak Capital” means Peak Capital Advisory Limited.

“Person” means any individual, corporation, trust, association, company, partnership, joint venture, limited liability company, joint stock company, Governmental Authority or other entity.

“Private Placement Investors” means, collectively, Barron Partners L.P., Ray and Amy Rivers, JTROS, Steve Mazur and William M. Denkin.

“PRC” means People’s Republic of China, and for the purpose of this Agreement, does not include Hong Kong Special Administrative Region, Macao Special Administrative Region or Taiwan.

“Preferred Stock Purchase Agreement” means the Preferred Stock Purchase Agreement dated February 8, 2006, by and among the Company and the Private Placement Investors.

“Principal Market” means the principal exchange or market on which the Common Shares are listed, quoted or traded.

“Property” means property and assets of all kinds, whether real, personal or mixed, tangible or intangible (including, without limitation, all rights relating thereto).

“Representative” means, with respect to any Person, the officers, directors, employees, agents, accountants, advisors, bankers and other representatives of such Person.

“SAIC” means the State Administration for Industry and Commerce of the PRC or, with respect to the issuance of any business license or filing or registration to be effected with or by the State Administration for Industry and Commerce, any government entity which is similarly competent to issue such business license or accept such filing or registration under the laws of the PRC.

“SAFE” means the State Administration of Foreign Exchange of the PRC, and any governmental body that is a successor thereof.

“Share Pledge Agreement” means the Share Pledge Agreement in the form attached hereto as Exhibit C, among the Executive Shareholder and Investor pursuant to which the Executive Shareholder shall pledge his Equity Securities to Investor to secure such Executive Shareholder’s obligations under Section 4.12 hereof.

“Shareholders Agreement” means the Shareholders Agreement dated the date hereof and attached hereto as Exhibit D.

 “Subsidiary” means, with respect to any Person, any corporation or other entity of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors (or Persons performing similar functions) of such corporation or entity (regardless of whether or not at the time, in the case of a corporation, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Affiliates or by such Person and one or more of its Affiliates.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes, assessments, charges, duties, fees, levies  or other governmental charges including, without limitation, (i) any federal, state, local, foreign and other income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, capital gains, capital stock, social security or windfall profit tax, custom, duty, governmental fee or other like assessment or charge, or other tax of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing at a Tax Return), together with any estimated taxes, deficiency assessments, interest or any penalty, addition to tax or additional amount imposed by any Tax Authority, (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an Affiliate, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.

“Tax Authority” means any federal, state, local or foreign Governmental Authority or regulatory body responsible for the imposition of any Taxes, including, without limitation, such authorities in the United States, any state of the United States, the PRC and Hong Kong Special Administrative Region.

“Tax Return” means any return, declaration, report, form, claim for refund, information return or similar statement filed or required to be filed with respect to any Taxes, including any schedule, election, declaration, disclosure, estimate, information or attachment thereto, and including any amendment thereof.

“Trading Day” means any day on which the Common Shares are purchased and sold on the Principal Market.

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Share Pledge Agreement, the Shareholders Agreement and all other agreements, documents and other instruments contemplated hereby and thereby, including those which are executed and delivered by or on behalf of the Company on the date hereof.

“VWAP” means the volume weighted average price of the Common Shares for a Trading Day on the Principal Market as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation selected by Investor.  If the VWAP cannot be calculated for the Common Shares on such Trading Day on any of the foregoing bases, then the Company shall submit such calculation to an independent investment banking firm of national reputation reasonably acceptable to Investor, and shall cause such investment banking firm to perform such determination and notify the Company and Investor of the results of determination no later than two (2) Business Days from the time such calculation was submitted to it by the Company.  All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

“WFOE” means a wholly foreign owned enterprise established pursuant to PRC Wholly Foreign Owned Enterprise Law, as amended.

Section 1.2           Other Definitional Provisions.  All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 1.3           Terms defined elsewhere in this Agreement.  The following terms are defined in this Agreement as follows:

Term	Location	Page

2010 Actual EBITDA	Section 4.9(a)	29
2010 Additional Shares	Section 4.9(a)	29
2010 Target EBITDA	Section 4.9(a)	29
2011 Actual EBITDA	Section 4.9(b)	30
2011 Additional Shares	Section 4.9(b)	30
2011 Target EBITDA	Section 4.9(b)	30
Action	Section 3.2(k)	16
Agreement	Preamble	1
Certificate of Designation	Preamble	1
Closing Date	Section 2.2	10
Closing	Section 2.2	10
Code	Section 3.2(gg)(ii)	23
Common Shares	Preamble	1
Common Shares Purchase Price	Section 2.1	10
Company	Preamble	1
Consenting Parties	Section 3.2(e)	13
Customers	Section 3.2(p)(i)	19
DOJ	Section 4.4	28
Escrow Agent	Section 2.3	10
Evaluation Date	Section 3.2(hh)	26
Executive Shareholder	Preamble	1
Expenses	Section 6.2	39
FTC	Section 4.4	28
Group Property	Section 3.2(n)	19
Incentive Plan	Section 4.10	31
Incentives	Section 3.2(gg)(iv)	24
Indemnifiable Losses	Section 4.12(b)	33
Indemnified Party	Section 4.12(b)	33
Indemnifying Party	Section 4.12(b)	33
Investment Company Act	Section 3.2(ff)	23
Investor	Preamble	1
Latest Closing Date	Section 5.1(d)	36
Material Contracts	Section 3.2(ll)	27
Overlap Period	Section 4.12(i)	35
Performance Milestones	Section 4.10	31
Pre-Closing Period	Section 3.2(gg)(i)	23
Preferred Shares Purchase Price	Section 2.1	10
Purchase Price	Section 2.1	10
Purchased Common Shares	Preamble	1
Purchased Preferred Shares	Preamble	1
Purchased Shares	Preamble	1
Qualified Capital Market	Section 4.8	29
Redeemable Convertible Preferred Shares	Preamble	1
Redemption Amount	Section 4.11	32
Regulation D	Preamble	1
Related Parties	Section 3.2(p)(iii)	20
Remuneration Committee	Section 4.10	31
SAFE Release	Section 4.11	32
SEC Documents	Section 3.2(d)	12
Securities Act	Preamble	1
Social Insurance Funds	Section 3.2(s)	20
Tax Indemnified Party	Section 4.12(c)	33
Waiver	Section 5.1(d)	36

ARTICLE II.
PURCHASE AND SALE

Section 2.1           Sale and Purchase of Purchased Shares.  Upon the terms and subject to the conditions set forth herein, at the Closing, the Company agrees to sell to Investor, and Investor agrees to purchase from the Company, 4,000,000 Common Shares and 1,920,000 Redeemable Convertible Preferred Shares, which represent no less than 54.0% of all of the issued and outstanding Common Shares on a Fully Diluted Basis as of date hereof and as of the Closing Date.  The purchase price for each Purchased Common Share is US$3.00 and the purchase price for each Purchased Preferred Share is US$30.00, subject to adjustment as provided herein.  The aggregate purchase price for the Purchased Common Shares is $12,000,000 (the “Common Shares Purchase Price”) and the aggregate purchase price for the Purchased Preferred Shares is $57,600,000 (the “Preferred Shares Purchase Price”).  The total aggregate purchase price for the Purchased Shares is US$69,600,000 (the “Purchase Price”).

Section 2.2           Closing.  The closing of the sale to, and purchase by, Investor of the Purchased Shares (the “Closing”) shall occur at the office of Orrick, Herrington & Sutcliffe, 43rd Floor Gloucester Tower, the Landmark, 15 Queen’s Road Central, Hong Kong, or at such other time and place as the Company and Investor may mutually agree in writing (the “Closing Date”), but in no event later than 15 days following the satisfaction or waiver by Investor or the Company of the conditions to Closing set forth in Article V hereof.  At the Closing, the Company shall deliver to Investor, certificates evidencing the Purchased Common Shares and the Purchased Preferred Shares, in such denominations and registered in the name of Investor as set forth in Schedule I hereto as supplemented or amended from time to time prior to the Closing, against payment of the Common Shares Purchase Price to the Company by wire transfer of immediately available funds and delivery of the Preferred Shares Purchase Price.

Section 2.3           Escrow of Preferred Shares Purchase Price.  Investor and the Company shall appoint JPMorgan Chase Bank, N.A. on the Closing Date (the “Escrow Agent”) to hold in escrow the Preferred Shares Purchase Price in accordance with the Escrow Agreement.  The Escrow Agent shall release the Preferred Shares Purchase Price pursuant to and upon satisfaction of the conditions set forth in such Escrow Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

Section 3.1           Investor.  Investor represents and warrants to the Company as of the date of this Agreement and as of the Closing that:

(a)           Organization.  Investor is validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

(b)           Validity.  The execution, delivery and performance of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action, corporate or otherwise, on the part of Investor.  The Transaction Documents to which Investor is a party have been duly executed and delivered by Investor and constitute valid and binding obligations of Investor enforceable against it in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c)           Brokers.  All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of Investor in such manner as to give rise to any valid claim against Investor for any brokerage or finder’s commission, fee or similar compensation.

(d)           Purchase for Investment.  Investor is acquiring the Purchased Shares for investment and not with a view toward any resale or distribution thereof except in compliance with the Securities Act.  Investor hereby acknowledges that the Purchased Shares have not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration or an exemption therefrom under the Securities Act.  Investor has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and is capable of bearing the economic risks of the transactions contemplated by this Agreement.

Section 3.2           Company.  The Company and the Executive Shareholder jointly and severally represent and warrant to Investor as of the date of this Agreement and as of the date of the Closing that:

(a)           Organization, Good Standing and Qualification.  The Company is duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as now conducted.  The Company is a holding company of all of its Subsidiaries and has never engaged in any operations or business with any third parties or its Affiliates, nor has it incurred any liabilities relating to any operations, including operations of any of the Subsidiaries of the Company.  All of the Subsidiaries of the Company are set forth in Section 3.2(a) of Schedule III attached hereto.  Except as set forth in Section 3.2(a) of Schedule III, the Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary of the Company free and clear of any Liens, and all the issued and outstanding shares of capital stock of each Subsidiary of the Company are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. Each of the Subsidiaries of the Company is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted.  The re-organization procedures of Konzern and LifeTech from state-owned entities to privately-owned entities have been in compliance with all PRC laws and such procedures have been duly completed. Each of the Company and its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or Property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

Section 3.2(a) of Schedule III includes a chart setting forth each of the Company and all of its Subsidiaries and lists the issued and outstanding share capital or equity interests of each such entity, the name of each equity holder of such entities and the number of shares or equity interest held by such equity holder, the form of legal entity of each such entity, the location/jurisdiction where each such entity was organized, each jurisdiction in which each such entity is required to be licensed to do business as a foreign Person.

Except in respect of any interest held in any of the Subsidiaries of the Company, neither the Company nor any its Subsidiaries owns or controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity. None of the Company or its Subsidiaries maintains any offices or any branches.  The legally authorized registered capital of each Subsidiary in the PRC, as set forth in Section 3.2(a) of Schedule III, has been paid-in in full in accordance with applicable law.  Each such capital contribution has been duly verified by a certified accountant registered in the PRC and the accounting firm employing such accountant, and the report of the certified accountant evidencing such verification has been registered with SAIC in PRC or its local bureau, all in accordance with applicable law.  Each reduction of the registered capital of any of the Company Subsidiaries located in PRC has been conducted in accordance with applicable Governmental Requirements.

(b)           Authorization; Consents.  The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents, to issue and sell the Purchased Shares to Investor in accordance with the terms hereof and thereof.  The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its shareholders, its Board of Directors, any Governmental Authority or organization, or any other Person or entity (pursuant to any rule of the Principal Market or otherwise) except for reports required to be filed under the Exchange Act and filings required under applicable state securities laws.

(c)           Enforcement.  This Agreement has been and, at or prior to the Closing, each other Transaction Document to be delivered at the Closing will be, duly executed and delivered by the Company and the Executive Shareholder.  This Agreement constitutes and, upon the execution and delivery thereof by the Company and the Executive Shareholder, each other Transaction Document will constitute, the valid and legally binding obligation of the Company and the Executive Shareholder, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)           SEC Documents; Financial Statements; Other Information.  The Company is subject to the reporting requirements of the Exchange Act and has filed with the Commission all reports, schedules, registration statements and definitive proxy statements and all exhibits attached thereto or incorporated therein by reference, that the Company was required to file with or furnish to the Commission on or after February 14, 2006 (collectively, the “SEC Documents”).  The Company is not aware of any event occurring or expected to occur on or prior to the Closing Date (other than the transactions effected hereby) that would require the filing of, or with respect to which the Company intends to file, a Form 8-K within four (4) Business Days after the Closing; provided however, if any unanticipated event occurs which requires the filing of a Form 8-K, the fact that a Form 8-K was filed shall not by itself be deemed to be a breach of this Section 3.2(d).  Each SEC Document, as of the date of the filing thereof with the Commission (or if amended or superseded by a filing prior to the date hereof, then on the date of such amending or superseding filing), complied with the requirements of the Securities Act or Exchange Act, as applicable, and the rules and regulations promulgated thereunder and, as of the date of such filing (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing), such SEC Document (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents required to be filed as exhibits to the SEC Documents have been filed as required or the Company has received a valid extension of time to file.  Except as set forth in the most recent audited financial statements in the SEC Documents, the Company has no liabilities, contingent or otherwise, other than liabilities incurred in the ordinary course of business which, under GAAP, are not required to be reflected in the financial statements included in the SEC Documents and which, individually or in the aggregate, are not material to the consolidated business or financial condition of the CMC Group taken as a whole. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto.  Such financial statements have been prepared in accordance with GAAP consistently applied at the times and during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

(e)           Filings, Consents and Approvals.  The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) filings required pursuant to the HSR Act, (ii) application(s) to the Principal Market and the Qualified Market for the listing of the Shares for trading thereon, and (iii) the consent from the parties set forth in Section 3.2(e) of Schedule III, whose approval, acknowledgement or consent is required to consummate the transactions contemplated herein due to the change of control of the Company upon Closing (the “Consenting Parties”).

(f)           Compliance.

(i)           Neither the Company nor any of its Subsidiaries is in violation of or default under (and no event has occurred which, with notice or lapse of time or both, would constitute a default), nor has the Company or any of its Subsidiaries received notice of a claim that it is in default under or that it is in violation of (a) any of the provisions of its respective certificate or articles of incorporation, by-laws or other organizational or charter document, or (b) any provision of any material instrument or contract to which it is a party or by which it or any of its Property is bound (whether or not such default or violation has been waived), except where, in the case of clause (b) only, such violation or default of provisions of any material instrument or contract would not reasonably be expected to have a Material Adverse Effect.

(ii)           Each of the Company and its Subsidiaries, is and to the Company’s Knowledge, at all times has been, in full compliance with all Governmental Requirements.

(iii)          To the Company’s Knowledge, no event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) may constitute or reasonably be expected to result in a violation by the Company or any of its Subsidiaries of, or a failure on the part of the Company or any of its Subsidiaries to comply with, any Governmental Requirements, or (b) may give rise to any obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(iv)          None of the Company or any of its Subsidiaries has received at any time during the 12 months period prior to the date of this Agreement, any notice or other communication (whether oral or written) from any Governmental Authority regarding (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Governmental Requirements, or (b) any actual, alleged, possible, or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(v)           The Key Employees and each of the Company and its Subsidiaries have fully complied with Governmental Requirements in connection with establishment of each the Company and its Subsidiaries, including without limitation any registration required under procedures mandated by SAFE.

(vi)          The Provisions on Mergers and Acquisition of Domestic Enterprises by Foreign Investors effective on September 8, 2006 (关於外国投资者并购境内企业的规定) do not apply to the transactions contemplated by this Agreement.

(g)           No Conflict.  The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (including without limitation, the issuance of the Purchased Shares) will not result in any violation of, be in conflict with or constitute (with or without the passage of time and giving of notice) a default of or accelerate the rights under (i) any of the provisions of the certificate or articles of incorporation, by-laws or other organizational or charter documents of the Company or any of its Subsidiaries, (ii) any provision of any material instrument or contract to which the Company or any of its Subsidiaries is a party or by which the Company or its Subsidiary or any of Property of the Company or its Subsidiary is bound (whether or not such default or violation has been waived), or (iii) any law, statute, rule or regulation of any Governmental Authority, except in the case of (ii) or (iii) would not reasonably be expected to have a Material Adverse Effect.

(h)           Due Authorization; Valid Issuance.  The Purchased Shares are duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of any Liens imposed by or through the Company other than restrictions on transfer provided for in the Transaction Documents.

(i)            Capitalization.  The capitalization of the Company, including its authorized capital stock, the number of shares issued and outstanding, the number of shares issuable and reserved for issuance pursuant to the Company’s stock option plans and agreements, the number of shares issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any shares of Common Shares, is as set forth in Section 3.2(i) of Schedule III.  All outstanding shares of capital stock of the Company have been validly issued, fully paid and non-assessable.  No shares of the capital stock of the Company are subject to preemptive rights or any other similar rights of the shareholders of the Company or any Liens created by or through the Company.  Except (i) as provided in the Transaction Documents, (ii) for securities to be issued pursuant to employee stock option plans or employee stock purchase plans and (iii) the right of first refusal by the Private Placement Investors pursuant to Section 6.14 of the Preferred Stock Purchase Agreement, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries, or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries (whether pursuant to anti-dilution, “reset” or other similar provisions).  Except as provided in the Transaction Documents, as set forth in Section 3.2(i) of Schedule III, and except the right of first refusal by the Private Placement Investors pursuant to Section 6.14 of the Preferred Stock Purchase Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholders agreements or agreements of any kind for the purchase or acquisition from the Company or any of its Subsidiaries of any securities.  None of the Company or any of its Subsidiaries is subject to any obligation (contingent or otherwise) to purchase or otherwise acquire or retire any equity interest held by its shareholders or to purchase or otherwise acquire or retire any of its other outstanding securities.  The execution and delivery of and performance of the obligations contained in this Agreement or the other Transaction Documents shall not result in the acceleration, modification or triggering of additional rights or obligations under any outstanding options, warrants or other rights relating to the capital stock of the Company.

Except as disclosed in Section 3.2(i) of Schedule III, as of the date hereof, (a) the Executive Shareholder holds good and valid title to Common Shares of the Company, free and clear of all restrictions on transfer or other encumbrances, (b) the Common Shares owned by the Executive Shareholder were duly issued in compliance with, and are valid under, all Governmental Requirements, including those promulgated by SAFE and those regulating the offer, sale or issuance of securities generally, and (c) there are no outstanding options or rights for the purchase or acquisition by the Company or any of its Subsidiaries of such Common Shares.

(j)            Financial Condition.  The financial condition of the Company and each of its Subsidiaries (except LifeTech) is as described in the most recent financial statements included in the SEC Documents, and the financial condition of LifeTech is as described in the financial statements set forth in Section 3.2(f) of Schedule III (which include LifeTech’s audited financial statements dated as of and for the eight months ended August 31, 2009, and management accounts for each of September, October and November of 2009), in each case, except for changes in the ordinary course of business and normal year-end adjustments that are not, in the aggregate, materially adverse to the consolidated business or financial condition of the Company and its Subsidiaries taken as a whole. Since the date of the Company’s most recent financial statements contained in the SEC Documents and except as disclosed in the SEC Documents or shown in the financial statements of LifeTech set forth in Section 3.2(f) of Schedule III, there has been no (i) event, occurrence or development that has had or that resulted in a Material Adverse Effect, (ii) liabilities incurred by the Company or any of its Subsidiaries (contingent or otherwise) other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (iii) change by the Company in its accounting principles, policies and methods except as required by changes in GAAP, (iv) dividend or distribution of cash or other Property (or its securities) declared or made to the Company’s shareholders, (v) repurchase, redemption or agreements made to repurchase or redeem any securities of the Company’s capital stock, or (vi) issuance of any Equity Securities to any Person (including to any officer, director or Affiliate), except the exercise by the option holders and warrant holders of the outstanding options and warrants, all of which have been listed in Section 3.2(i) of Schedule III. The Company does not have pending before the Commission any request for confidential treatment of information.

(k)           Litigation.  There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the Company’s Knowledge, threatened against or affecting the Company, any of its Subsidiaries or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign, including but not limited to the Internal Revenue Service, the taxing authorities of any state or local jurisdiction, the Commission, FINRA, NASD, any state securities commission or other Governmental Authority) (collectively, an “Action”).  Neither the Company nor any of its Subsidiaries, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws, a claim of breach of fiduciary duty or a claim relating to the employment of such director or officer.  There has not been, and to the Company’s Knowledge, there is no pending or contemplated investigation by the Commission involving the Company or any current or former director or officer of the Company.  No facts or circumstances exist or have in the past existed that could be the basis for any Action. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any of its Subsidiaries under the Exchange Act or the Securities Act.

(l)            Licenses

  (i)             Section 3.2(l) of Schedule III contains a true and complete list of all Licenses that are necessary for CMC Group to conduct the business as presently conducted and as presently proposed to be conducted and, with respect to each of its present business domiciles, to own and operate its assets and properties.  Section 3.2(l) of Schedule III shall also set forth the owner, the function and the expiration and renewal date of each such License.  The Licenses set forth in Section 3.2(l) of Schedule III include but are not limited to all Licenses necessary for CMC Group to engage in current and proposed activities relating to the research and development, clinical trial, manufacturing, purchase, distribution and storage of medical products, health care products, medical or health care equipments.  Prior to the execution of this Agreement, the Company has delivered to Investor true and complete copies of all such Licenses or the supporting documents thereof.

  (ii)            Each of the Company and its Subsidiaries owns or validly holds all Licenses that are necessary to conduct its business as presently conducted and as presently proposed to be conducted and with respect to each of its present business domiciles and to own and operate its assets and properties.

  (iii)           Each License listed in Section 3.2(l) of Schedule III is valid, binding and in full force and effect.

  (iv)           None of the Company or its Subsidiaries is or has at any time been, or has received any notice in writing that it is or has at any time been, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.

 (v)           Without limiting the generality of paragraph (i) above, all Licenses required under applicable Governmental Requirements in the PRC for the due and proper establishment and operation of each Company Subsidiary located in the PRC and the consummation of the transactions contemplated hereby have been duly obtained from the relevant Governmental Authority and are in full force and effect.  All filings and registrations with the relevant Governmental Authority of the PRC required in respect of each Company Subsidiary located in the PRC and each of its operations and businesses, including without limitation, registration with MOFCOM, SAIC and SAFE have been duly and timely completed in accordance with the relevant laws in the PRC.  The consummation of the transactions contemplated under the Transaction Documents will not reasonably be expected to result in a termination or revocation of any of the Licenses.  Each of the Company and its Subsidiaries is in compliance with applicable requirements of the relevant Tax bureau and relevant Governmental Authorities to which it or its business is subject.

(m)           Intellectual Property.

  (i)             Section 3.2(m) of Schedule III contains a true, complete and accurate list of all Intellectual Property owned by, and used in the conduct of the business of the Company and its Subsidiaries. The CMC Group owns, free and clear of claims or rights or any other Person, with full right to use, sell, license, sublicense, dispose of, and bring Actions for infringement of, or, to the Company’s Knowledge, has acquired licenses or other rights to use, all Intellectual Property necessary for the conduct of its respective business as presently conducted (other than with respect to software which is generally commercially available and not used or incorporated into the Company’s products and open source software which may be subject to one or more “general public” licenses).

  (ii)           The business of the Company as presently conducted and the production, marketing, licensing, use and servicing of any products or services of the Company do not, to the Company’s Knowledge, infringe or conflict with any patent, trademark, copyright, or trade secret rights of any third parties or any other Intellectual Property of any third parties in any material respect.  The Company has not received written notice from any third party challenging the Company’s or its Subsidiaries’ ownership, use or license of any Intellectual Property the Company or any of its Subsidiaries purports to own, is using or has licensed, and, to the Company’s Knowledge, there is no valid basis for any such challenge (whether or not pending or threatened).

  (iii)           No claim is pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries nor has the Company or any of its Subsidiaries received any written notice or other written claim from any Person asserting that any of the Company or its Subsidiary’s present activities infringe or may infringe in any material respect any Intellectual Property of such Person, and none of the Company or the Company’s Subsidiary is aware of any infringement by any other Person of any material rights of the Company or its Subsidiaries under any Intellectual Property rights.

  (iv)           All licenses or other agreements under which the Company and its Subsidiaries are granted Intellectual Property (excluding licenses to use software utilized in the Company’s or its Subsidiary’s internal operations and which is generally commercially available) are in full force and effect and, to the Company and the Company’s Knowledge, there is no material default by any party thereto.  The Company and its Subsidiaries have no reason to believe that the licensors under such licenses and other agreements do not have and did not have all requisite corporate power and authority to grant the rights to the Intellectual Property purported to be granted thereby.

 (v)           All licenses or other agreements under which the Company or its Subsidiary has granted rights to Intellectual Property to others (including all end-user agreements) are (i) in full force and effect, (ii) not subject to material default by the Company or any of its Subsidiaries, and (iii) to the Company’s Knowledge, not subject to material default by any other party thereto.

 (vi)           The Company and its Subsidiaries have taken all steps required in accordance with commercially reasonable business practice to establish and preserve their ownership in their owned Intellectual Property and to keep confidential all material technical information developed by or belonging to the Company or its Subsidiaries which has not been patented or copyrighted.  To the Company’s Knowledge, none of the Company or its Subsidiaries is making any unlawful use of any Intellectual Property of any other Person, including, without limitation, any former employer of any past or present employees of the Company and its Subsidiaries.  To the Company’s Knowledge, neither the Company, any of its Subsidiaries nor any of their respective employees has any agreements or arrangements with former employers of such employees relating to any Intellectual Property of such employers, which materially interfere or conflict with the performance of such employee’s duties for the Company or its Subsidiary or result in any former employers of such employees having any rights in, or claims on, the Company’s or any of its Subsidiary’s Intellectual Property. Each Key Employee of the Company and of each of its Subsidiaries has executed agreements regarding confidentiality, proprietary information and assignment of inventions and copyrights to the Company or its Subsidiaries, each independent contractor or consultant of the Company and of each of the Subsidiaries of the Company has executed agreements regarding confidentiality and proprietary information, and neither the Company nor any of its Subsidiaries has received written notice that any employee, consultant or independent contractor is in violation of any agreement or in breach of any agreement or arrangement with former or present employers relating to proprietary information or assignment of inventions. Without limiting the foregoing: (i) the Company and each of its Subsidiaries has taken reasonable security measures to guard against unauthorized disclosure or use of any of its Intellectual Property that is confidential or proprietary; and (ii) none of the Company or any of its Subsidiaries has any reason to believe that any Person (including, without limitation, any former employee or consultant of the Company or of any of its Subsidiaries) has unauthorized possession of any of its Intellectual Property, or any part thereof, or that any Person has obtained unauthorized access to any of its Intellectual Property.  The Company and each of its Subsidiaries has complied in all material respects with its respective obligations pursuant to all material agreements relating to Intellectual Property rights that are the subject of licenses granted by third parties, except for any non-compliance that has not had or would not reasonably be expected to have a Material Adverse Effect.

(n)           Property.  Section 3.2(n) of Schedule III sets forth all the land, buildings and premises currently owned by the Company and its Subsidiaries (the “Group Property”).  The Company and its Subsidiaries have land use rights and good and marketable title (including, where relevant, land use rights and building ownership rights) to the Group Property, in each case, free and clear of all mortgages, pledges, Liens, security interests, claims, restrictions or encumbrances of any kind except such as (i) described in Section 3.2(n) of Schedule III or (ii) do not materially affect the value of such Group Property and do not interfere with the use made and proposed to be made of such Property by the Company or any of its Subsidiaries.  The Company and its Subsidiaries are able to transfer, sell, mortgage or otherwise dispose of the Group Property pursuant to the applicable laws of the PRC except to the extent the Group Property is encumbered by a Lien as set forth in Section 3.2(n) of Schedule III. All of the leases and subleases material to the business of the Company and its Subsidiaries, considered as one enterprise, and under which the Company or any of its Subsidiaries holds properties described in Section 3.2(n) of Schedule III, are in full force and effect, and neither the Company nor any of its Subsidiaries has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its Subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or any of its Subsidiaries thereof to the continued possession of the leased or subleased premises under any such lease or sublease.

(o)           Insurance.  The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and its Subsidiaries are engaged.  As of the date hereof and as of the Closing Date, no notice of cancellation has been received for any of such policies and the Company is in compliance in all material respects with all of the terms and conditions thereof.  The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue to conduct its business as currently conducted without a significant increase in cost.  At the Closing Date, the Company shall have purchased director’s and officer’s insurance for each of the members of the Board of Directors and the Key Employees, in an amount not less than US$10 million for each covered occurrence.

(p)           Customers.

 (i)             None of the distributors, wholesalers, retailers or any other customers of the products of the Company and its Subsidiaries (the “Customers”) purchased any products of the Company and its Subsidiaries without intending to sell the products to its customers.

 (ii)            None of the Customers entered into any buy-back arrangement or any arrangement with the Company other than the payment of purchase price based on the invoice issued to it.

 (iii)           Except for small quantities for personal use, none of the Company and its Subsidiaries, and none of their shareholders, directors, senior management and the companies directly or indirectly owned or controlled by any of them (collectively, the “Related Parties”), purchased any products from any of the Customers.

 (iv)           None of the Company, its Subsidiaries and the Related Parties are involved in any re-distribution of inventory or unsold products held by the Customers.

 (v)            None of the Company, its Subsidiaries or the Related Parties was or is an Affiliate of the Customers.

 (vi)           None of the Customers received any commission or other kind of fees (salary, service fees or otherwise) from any of the Company, its Subsidiaries or the Related Parties.

(q)           Entire Business.  There are no material assets or properties shared with any other entity, which are used in connection with the business conducted by the Companies and its Subsidiaries, and all of the facilities, services, assets or properties owned by the Companies and its Subsidiaries are sufficient to conduct their business as proposed to be conducted.

(r)           Transactions with Related Parties and Employees.  Except as set forth in the SEC Documents, none of the Related Parties and the employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as an employee, officer or director), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal Property to or from, or otherwise requiring payments to or from any such Related Parties and employees of the Company or, to the Company’s Knowledge, any entity in which any Related Parties and the employees of the Company has a substantial interest or is an officer, director, trustee or partner, in each case in excess of US$120,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) for other employee benefits, including stock option agreements under any stock option plan of the Company.

(s)          Employee Matters.  There is no strike, labor dispute or union organization activities pending or, to the Company’s Knowledge, threatened between it and its employees.  No employee of the Company belongs to any union or collective bargaining unit except as required by the relevant laws of the PRC.  The Company has complied in all material respects with all applicable federal and state equal opportunity and other laws related to employment.  None of the Key Employees has vacated, or intends to vacate, his or her office in circumstances where the operations of the Company and its Subsidiaries may be materially and adversely affected by such vacancy.  Except as disclosed in Section 3.2(s) of Schedule III, no contributions are being or have been made by any member of the CMC Group to any pension, retirement, provident fund or death or disability benefit scheme or arrangement other than the social insurance funds set forth in Section 3.2(s) of Schedule III (the “Social Insurance Funds”).  No member of the CMC Group participates in, or has participated in, or is liable to contribute to, any pension, retirement, provident fund or death or disability benefit scheme or arrangement in respect of past or present employees or directors of the Group other than the Social Insurance Funds.

(t)           Environment.  Except as disclosed in the SEC Documents, the Company has no liabilities under any Environmental Law, nor, to the Company’s Knowledge, do any facts or circumstances exist that are reasonably likely to give rise to any such liability, affecting any of the properties owned or leased by the Company that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has violated any Environmental Law applicable to it now or previously in effect, other than such violations or infringements that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(u)           Dividends.  Except for the Certificate for the Receipt of Foreign Exchange for Transfer of Shares, no other document is required by SAFE for the Company or any of its Subsidiaries to pay dividends or make any other distribution to their respective shareholders other than those specifically required for under the applicable laws of the PRC, and there does not exist any requirements, restrictions or conditions imposed by any Governmental Authority or otherwise, which may adversely affect the Company’s or any of its Subsidiaries’ ability to pay dividends or make any other distribution to their respective shareholders.

(v)           Fees.  The Company is not obligated to pay any brokers, finders or financial advisory fees or commissions to any underwriter, broker, agent or other representative in connection with the transactions contemplated hereby other than as contemplated by the engagement letters between the Company and Peak Capital.  The Company will indemnify and hold harmless Investor from and against any claim by any Person or entity alleging that Investor is obligated to pay any such compensation, fee, cost or related expenditure on behalf of the Company in connection with the transactions contemplated hereby, except for claims resulting from any agreements to which the Company is not a party or are between the Investor and any underwriter, broker, agent or other representative.

(w)          Foreign Corrupt Practices Act.  None of the Company, any of its Subsidiaries, or any Key Employee, director, agent, employee or any other Person acting for or on behalf of the Company or any of its Subsidiaries, has directly or indirectly (a) made any unlawful contribution, gift, bribe, payoff, influence payment, kickback, or any other fraudulent payment in any form, whether in money, Property, or services to any Person, including but not limited to any staff member at any hospital or center for disease control or any Government Officer (i) to obtain favorable treatment in securing business for the Company or any of its Subsidiaries, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries, or (iv) in violation of any applicable anticorruption law, including the Foreign Corrupt Practices Act of 1977, as amended, the Laws of the PRC Against Unfair Competition, the Provisional Regulation on Prohibition of Commercial Bribery, Pharmaceutical Administration Law of PRC and other applicable laws of the PRC, or (b) established or maintained any fund or assets in which the Company or any of its Subsidiaries has proprietary rights that have not been recorded in the books and records of the Company or any of its Subsidiaries. Each transaction is properly and accurately recorded in all material respects on the books and records of the Company and its Subsidiaries, and each document upon which entries such books and records are based is complete and accurate in all material respects.  The Company and its Subsidiaries maintain a system of internal accounting controls reasonably designed to ensure that the Company and its Subsidiaries maintain no off-the-books accounts and the assets of the Company and its Subsidiaries are used only in accordance with the Company’s management directives.

(x)            Intentionally Omitted

(y)           Disclosure to Investor.  The representations, warranties and written statements contained in this Agreement and the other Transaction Documents and in the certificates, exhibits and schedules delivered to Investor by the Company pursuant to this Agreement and the other Transaction Documents and in connection with Investor’s due diligence investigation of the Company, do not contain any untrue statement of a material fact, and do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.  Following the issuance of a press release in accordance with Section 4.5 of this Agreement, to the Company’s Knowledge, Investor will not possess any material non-public information concerning the Company that was provided to Investor by the Company or its agents or representatives.  The Company acknowledges that Investor is relying on the representations, acknowledgments and agreements made by the Company in this Section 3.2 and elsewhere in this Agreement in making investment or trading and other decisions concerning the Company’s securities.

(z)           Solicitation; Other Issuances of Purchased Shares.  Neither the Company nor any of its Subsidiaries or Affiliates, nor any Person acting on its or their behalf, (i) has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Purchased Shares, or (ii) has, directly or indirectly, made any offers or sales of any security or the right to purchase any security, or solicited any offers to buy any security or any such right, under circumstances that would require registration of the Purchased Shares under the Securities Act.

(aa)          Registration Rights; Rights of Participation.  Other than pursuant to the Preferred Stock Purchase Agreement and that certain Registration Rights Agreement, dated February 8, 2006, by and among the Company and the Private Placement Investors, the Company has not granted or agreed to grant to any Person or entity any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the Commission or any other Governmental Authority which has not been satisfied in full prior or waived to the date hereof.

(bb)         No General Solicitation.  Neither the Company nor any Person acting on behalf of the Company has offered or sold any of the Purchased Shares by any form of general solicitation or general advertising.  The Company has offered the Purchased Shares for sale only to Investor.

(cc)         Absence of Manipulation.  Neither the Company nor any Affiliate of the Company has taken, nor will the Company or any Affiliate take, directly or indirectly, any action which is designed to or which has constituted or which would be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Purchased Shares.

(dd)         Exchange Act Registration.  The Company’s Common Shares are registered pursuant to Section 12(g) of the Exchange Act and are quoted on the OTCBB.  The Company currently meets the continuing eligibility requirements for quotation on the OTCBB and has not received, and no facts or circumstances exist or have in the past existed that could result in the receipt of any notice from such market, FINRA or the NASD that it does not satisfy such requirements or that such continued quotation is in any way threatened.  Except as set forth herein, the Company has taken no action designed to, or which, to the Company’s Knowledge, would reasonably be expected to have the effect of, terminating the registration of the Common Shares under the Exchange Act or disqualifying the Common Shares from quotation on the OTCBB.

(ee)         Private Placement.  Assuming the accuracy of Investor representations and warranties set forth in Section 3.1, no registration under the Securities Act is required for the offer and sale of the Purchased Shares by the Company to Investor as contemplated hereby.  The issuance and sale of the Purchased Shares hereunder does not contravene the rules and regulations of the Principal Market.

(ff)           Investment Company Status.  The Company is not, and immediately after receipt of payment for the Shares issued under this Agreement will not be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

(gg)         Taxation.

  (i)            Each of the Company and its Subsidiaries has timely filed all Tax Returns required pursuant to applicable law to be filed by, or with respect to, the Company and its Subsidiaries with any Tax Authority, all such Tax Returns are accurate, complete and correct in all respects and comply with all requirements of the Governmental Authorities. Each of the Company and its Subsidiaries has timely paid or accrued, set aside and fully provided for in accordance with GAAP, and adequately disclosed on the most recent financial statements of the Company included in the SEC Document, the books and records of the Company or a schedule attached hereto, all Taxes and Tax liabilities due by or with respect to the income, assets or operations of the Company and its Subsidiaries for all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any taxable year or other taxable period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date (“Pre-Closing Period”).  Since their respective dates of incorporation, none of the Company or its Subsidiaries has incurred any Taxes or assessments other than in the ordinary course of business.  Since their respective date of incorporation, each of the Company and its Subsidiaries has made, in accordance with GAAP, adequate provisions on its respective books and account for all actual and contingent Taxes with respect to its consolidated business, properties and operations for such period.  Each of the Company and its Subsidiaries (i) has timely, properly and accurately withheld and collected, from payments made to any employee, independent contractor, creditor, shareholder or any other applicable Person, the amount of Taxes required to be withheld or collected therefrom and (ii) has timely paid the same to the proper Tax Authority.

  (ii)            None of the Company’s Subsidiaries believes it is, nor currently expects for the foreseeable future to become, (a) a passive foreign investment company as described in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”) or (b) an “investment company” as such term is defined under the Investment Company Act.

  (iii)           As of the Closing Date, neither the Executive Shareholder, the Company, nor any of its Subsidiaries (A) is presently contesting the Tax liability of the Company or any of its Subsidiaries before any court, tribunal or agency, (B) has granted a power-of-attorney relating to Tax matters to any person, or (D) has applied for and/or received a ruling or determination from a taxing authority regarding a past or prospective transaction of the Company or any of its Subsidiaries.

  (iv)           Section 3.2(gg)(iv) of Schedule III lists each jurisdiction in which any of the Company or its Subsidiaries benefit from Incentives and describes the details of such Incentives. Each of the Company or its Subsidiaries listed in Section 3.2(a) of Schedule III is in full compliance with all terms and conditions of any agreement or order relating to such Incentives in such jurisdictions where such Incentives are available, and has received no written notice from any Governmental Authority claiming that such Incentives were not, or will not in the future, be available.  To the extent of the Company’s Knowledge, the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Incentives, nor will it cause any such Incentive to lapse nor result in a requirement to repay any Incentives already received.  For purposes of this Agreement, the term “Incentives” means exemptions from taxation, Tax holidays, reduction in Tax rate or similar Tax relief and other financial grants, subsidies or similar incentives granted by a Governmental Authority, whether or not relating to Taxes.

  (v)           The Company has made available to Investor true and correct copies of all income Tax Returns and other material Tax Returns filed by the Company and its Subsidiaries for the fiscal years starting from 2006.  Each of the Company or its Subsidiaries has delivered to Investor copies of all examination or audit reports, and statements of deficiencies assessed against or agreed to by any of the Company or its Subsidiaries received since 2006, and each of the Company and its Subsidiaries will deliver to Investor all materials with respect to the foregoing for all matters arising after the date hereof through the Closing Date.

  (vi)           Neither the Company nor any of its Subsidiaries has been the subject of any audit, Action, suit, proceeding, investigation or claim relating to Taxes or any Tax Returns of the Company or its Subsidiaries (or in which the Company or its Subsidiaries are included). There are no federal, state, local or foreign audits, Actions, suits, proceedings, investigations or claims relating to Taxes or any Tax Returns of the Company or its Subsidiaries (or in which the Company or its Subsidiaries are included) now pending, and none of the Company or its Subsidiaries has received any written notice, or has otherwise knowledge of any threatened or proposed Tax audit, examination, refund litigation, investigation, claim, administrative proceeding or adjustment in controversy with respect to any of the Company or its Subsidiaries. There is no agreement in effect to waive or extend the period of limitations for the assessment or collection of any Tax for which each the Company or its Subsidiaries may be liable.

  (vii)          No written claim, or to the Company’s Knowledge, other claims, which remain unresolved, have ever been made by any authority in any jurisdiction where none of the Company and its Subsidiaries files Tax Returns that the Company or its Subsidiaries is required to file Tax Returns or that it is or may be subject to taxation by that jurisdiction.

  (viii)        None of the Company or its Subsidiaries (A) is a party to a tax sharing allocation, indemnification or similar agreement with any Person other than each of the Company and its Subsidiaries, or (B) has any liability (including potential liability) for any Tax or any portion of a Tax (or any amount calculated with reference to any portion of a Tax) of any Person other than each of the Company and its Subsidiaries as transferee or successor, by contract, inter-company account system or otherwise.

  (ix)           None of the Company or its Subsidiaries has filed an election pursuant to Section 7701 of the Code and the Treasury regulations issued thereunder to treat any of the Company’s Subsidiaries as other than a corporation for U.S. federal income Tax purposes.

  (x)            No stock transfer or other taxes (other than income taxes) are required to be paid in connection with the issuance and sale of any of the Purchased Shares, other than such taxes for which the Company has established appropriate reserves and intends to pay in full on or before the Closing.

  (xi)           Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period.

  (xii)           Neither the Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality; neither the Company nor any of its Subsidiaries has any knowledge that the IRS or any other taxing authority has proposed or purported to require any such adjustment or change in accounting method, and the Company has no knowledge or belief that any such adjustment under Section 481 of the Code or the corresponding tax laws of any nation, state or locality will be required of the Company or its subsidiaries upon the completion of, or by reason of, the transaction contemplated by this Agreement.

  (xiii)         Neither the Company nor any of its Subsidiaries is a party to any agreement that would require the Company or any of its Subsidiaries or any affiliate thereof to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code or that would not be deductible pursuant to Section 162(m) of the Code.

  (xiv)         There are no security interests on any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes, other than any Taxes that are being contested in good faith and for which adequate reserves have been provided for in accordance with GAAP.

  (xv)          No indebtedness of the Company or any of its Subsidiaries consists of “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

  (xvi)         Neither the Company nor any of its Subsidiaries is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

  (xvii)        The Subsidiaries of the Company that are created or organized in, or under the laws of, a jurisdiction other than the United States or any State thereof  (A) are not, and have not been or deemed to be, engaged in the conduct of a trade or business within the United States within the meaning of Section 864 of the Code and the U.S. Treasury Regulations issued thereunder and (B) do not have in the current taxable year, and have not had in any prior taxable year, more than a de minimis amount (as defined in Section 954(b)(3) of the Code and the U.S. Treasury Regulations issued thereunder) of “subpart F income” (as defined in Sections 952 of the Code and the U.S. Treasury Regulations issued thereunder).

 (xviii)       The amount of Konzern’s earnings invested in United States property (including, without limitation, its adjusted tax basis for U.S. federal income tax purposes in the stock of  Konzern US Holding Corporation) within the meaning of Section 956 of the Code and the U.S. Treasury Regulations issued thereunder currently is approximately $200,000.

(hh)         Sarbanes-Oxley Act; Internal Controls and Procedures.  Except as set forth in the SEC Documents, the Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof.  Except as set forth in the SEC Documents, the Company maintains internal accounting controls, policies and procedures, and such books and records as are reasonably designed to provide reasonable assurance that (i) all transactions to which the Company or any of its Subsidiaries is a party or by which its Properties are bound are effected by a duly authorized employee or agent of the Company, supervised by and acting within the scope of the authority granted by the Company’s senior management; (ii) the recorded accounting of the Company’s consolidated assets is compared with existing assets at regular intervals; and (iii) all transactions to which the Company or any of its Subsidiaries is a party, or by which its Properties are bound, are recorded (and such records maintained) in accordance with all Governmental Requirements applicable to the Company and as may be necessary or appropriate to ensure that the financial statements of the Company are prepared in accordance with GAAP.  The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms.  The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(ii)           Accountants.  The Company’s accountants that rendered their opinion with respect to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, are, to the Company’s Knowledge, independent accountants as required by the Securities Act.

(jj)           No Other Agreements.  The Company has not, directly or indirectly, entered into any agreement with or granted any right to any Persons relating to the terms or conditions of the transactions contemplated by the Transaction Documents, except as expressly set forth in the Transaction Documents.

(kk)         No Integration.  Assuming the accuracy of Investor’s representations and warranties set forth in Section 3.1 of this Agreement, neither the Company, nor to the Company’s Knowledge, any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Purchased Shares to be integrated with prior offerings by the Company for purposes of the Securities Act.

(ll)           Material Contracts

Section 3.2(ll) of Schedule III lists each Contract to which any Company Subsidiary is a party or to which any Company Subsidiary or any of its respective properties is subject to or by which any thereof is bound that are material to the business of the Company and its Subsidiaries, considered as one enterprise (the “Material Contracts”).

(i)           True and complete copies of each of the Material Contract, including any amendments and supplements thereof, have been delivered to the Investor or its Representatives.

(ii)          Each of the Material Contracts was entered into in the ordinary course of business and in an arm’s length.

(iii)         Each Material Contract and the execution, delivery and performance by the applicable Company Subsidiary of such Material Contract are in compliance with all applicable laws of the PRC, and each Company Subsidiary has obtained all Licenses necessary to perform its obligations under applicable Material Contract to which it is a party.

ARTICLE IV.
COVENANTS OF THE COMPANY AND INVESTOR.

Section 4.1           Existence and Compliance.  The Company agrees that it will and will cause its Subsidiaries to, for so long as Investor holds at least 10% of the issued and outstanding Common Stock of the Company on a Fully Diluted Basis at the time of determination:

(a)           carry on its business in the ordinary course in substantially the same manner in which it previously has been conducted and, to the extent consistent with such business, use its commercially reasonable efforts to preserve intact its present business organization and to preserve its relationships with customers, suppliers and others having business dealings with it;

(b)           provide Investor with copies of all materials sent to its shareholders at the same time as such materials are delivered to such shareholders;

(c)           timely file (subject to valid extensions of such time to file pursuant to the Exchange Act) with the Commission all reports required to be filed pursuant to the Exchange Act and shall not terminate its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules or regulations thereunder would permit such termination;

(d)           make reasonable efforts to maintain adequate insurance coverage (including directors and officers insurance) for the Company; and

(e)           maintain its books of account and records in its usual, regular and ordinary manner.

Section 4.2           Compliance with Laws of the PRC.  For so long as Investor holds at least 10% of the issued and outstanding Common Stock of the Company on a Fully Diluted Basis at the time of determination, the Company shall and shall cause its Subsidiaries to use commercially reasonable efforts to ensure that the CMC Group shall be in compliance with all laws of the PRC and shall ensure that all Licenses set forth in Section 3.2(l) of Schedule III are and will at all times following the Closing, and any Licenses obtained subsequent to the Closing will, remain in full force and effect for so long as Investor owns any Common Shares.

Section 4.3           State Law Exemptions.  The Company shall take such action as the Company reasonably determines upon the advice of counsel is necessary to qualify the Common Shares for sale under applicable state or “blue-sky” laws or obtain an exemption therefrom, and shall promptly provide evidence of any such action to Investor at Investor’s request.

Section 4.4           Closing.  Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to cause the Closing to occur, provided that such efforts shall not require Investor or the Company or any of their respective Affiliates to make any material monetary expenditure except as already contemplated herein, or commence or be a plaintiff in any litigation or other proceeding or offer or grant any material accommodation (financial or otherwise) to any Person.

Each of the Company and appropriate Affiliate(s) of Investor shall file as promptly as practicable with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”), in each case pursuant to the HSR Act:  (i) the notification and report form, if any, required for the transactions contemplated hereby, which form shall be filed not later than 10 Business Days following the execution and delivery of this Agreement, and (ii) any supplemental information requested in connection therewith, which information shall be filed as promptly as practicable.  Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act.

Investor and the Company shall furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing that is necessary under the HSR Act.  Investor and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and any other Governmental Authority and shall comply promptly with any such inquiry or request.  Each of Investor and the Company shall use its commercially reasonable efforts to obtain any clearance required under the HSR Act.

Section 4.5           Press Release.  As soon as practicable following the execution of this Agreement (but in no event later than 8:30 a.m. (New York City time) on the fourth Business Day following the date hereof), issue a press release disclosing the material terms of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and (ii) on or prior to 5:00 p.m. (New York City time) on the fourth Business Day following the date hereof, file with the Commission a current report on Form 8-K disclosing the material terms of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby; provided, however, that Investor shall have approved in writing such press release or Form 8-K prior to the issuance or filing thereof.  Thereafter, the Company shall timely file any filings and notices required by the Commission or applicable Governmental Requirements with respect to the transactions contemplated hereby.

Section 4.6           Transactions with Affiliates.  The Company agrees that any transaction or arrangement between it or any of its Subsidiaries and any Affiliate or employee of the Company shall be effected on an arms’ length basis unless approved by the Company’s Independent Directors.

Section 4.7           Use of Investor Name.  Except as may be required by applicable Governmental Requirements and/or this Agreement, the Company shall not use (and shall cause its Subsidiaries not to use), directly or indirectly, Investor’s name or the name of any of Investor’s Affiliates in any advertisement, announcement, press release or other similar communication unless (i) the Company shall have received the prior written consent of Investor for the specific use contemplated, (ii) as otherwise required by applicable Governmental Requirements or regulation and (iii) a statement or description of the Company’s capital structure after the Closing in any registration statement in connection with a public offering of its securities.

Section 4.8           Listing.  The Company shall use its best efforts to qualify for and list its Common Shares on a national exchange such as the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, NYSE Amex or the New York Stock Exchange or such other stock exchange that is agreeable to Investor (the “Qualified Capital Market”) within 12 months from the Closing Date.  Upon such listing, for so long as Investor holds at least 10% of the issued and outstanding Common Stock of the Company on a Fully Diluted Basis at the time of determination, the Company shall (i) use its best efforts to include all of the Purchased Shares, the 2010 Additional Shares and the 2011 Additional Shares, if any (without regard to any limitation on such conversion or exercise) for listing on the Qualified Capital Market, and (ii) shall use its reasonable best efforts to maintain the designation and quotation, or listing, of the Common Shares on the Qualified Capital Market for a minimum of five (5) years following the initial listing on a Qualified Capital Market.

Section 4.9           Additional Issuance of Common Shares.

(a)           The Company is expected to achieve EBITDA of US$25,000,000 (assuming the Jiangmen Acquisition is consummated during the 2010 fiscal year) or US$22,000,000 (assuming the Jiangmen Acquisition is not consummated during the 2010 fiscal year) (as applicable, the “2010 Target EBITDA”).  The 2010 Target EBITDA however, shall be adjusted upwards to account for expected returns from utilization of all or a part of the Escrow Funds during 2010 fiscal year and such adjusted EBITDA shall become the new 2010 Target EBITDA.  Furthermore, the 2010 Target EBITDA is subject to a downward adjustment of US$1,000,000 if Closing occurs after January 31, 2010.  If the actual EBITDA of the Company for the 2010 fiscal year (“2010 Actual EBITDA”) is less than 90% of the applicable 2010 Target EBITDA, Investor may require the Company to issue to Investor that number of Common Shares equal to X (the “2010 Additional Shares”), where:

X = ((A*B) – C)/(1 – A)

Where:

X = 2010 Additional Shares

A = 2010 Target EBITDA / 2010 Actual EBITDA * Investor Ownership Percentage

B = Total number of Equity Securities of the Company issued and outstanding on a Fully Diluted Basis, at the time of determination but prior to the issuance of 2010 Additional Shares

C = Total number of Common Shares on a Fully Diluted Basis, at the time of determination but prior to the issuance of any 2010 Additional Shares

The purchase price for the 2010 Additional Shares shall equal the product of the number of 2010 Additional Shares and the par value of each 2010 Additional Share.

(b)           The Company is expected to achieve EBITDA of US$39,000,000 (assuming the Jiangmen Acquisition is consummated during the 2010 or 2011 fiscal year) or US$30,000,000 (assuming the Jiangmen Acquisition is not consummated during the 2010 or 2011 fiscal year), (as applicable, the “2011 Target EBITDA”).  The 2011 Target EBITDA however, shall be adjusted upwards to account for expected returns from utilization of all or a part of the Escrow Funds during 2010 or 2011 fiscal year and such adjusted EBITDA shall become the new 2011 Target EBITDA.  If the actual EBITDA of the Company for the 2011 fiscal year (“2011 Actual EBITDA”) is less than 95% of the applicable 2011 Target EBITDA, Investor may require the Company to issue to Investor that number of Common Shares equal to Y (the “2011 Additional Shares”), where:

Y = ((D*E) – F)/(1 – D)

Where:

Y = 2011 Additional Shares

D = 2011 Target EBITDA / 2011 Actual EBITDA * Investor Ownership Percentage

E = Total number of Equity Securities of the Company issued and outstanding at the time of determination but prior to the issuance of any 2011 Additional Shares

F = Total number of Common Shares on a Fully Diluted Basis, at the time of determination but prior to the issuance of any 2011 Additional Shares

The purchase price for the 2011 Additional Shares shall equal the product of the number of 2011 Additional Shares and the par value of each 2011 Additional Share.

(c)           In the event Section 4.9(a) or Section 4.9(b) would result in the issuance of that number of Common Shares to Investor which would result in the Investor Ownership Percentage being greater than 75%, the number of Common Shares required to be issued pursuant to Section 4.9(a) or Section 4.9(b) shall be reduced so that the Investor Ownership Percentage shall equal 75% less one (1) Common Share.

(d)           If (A) the exercise of any warrant or option by any shareholder of the Company or any of its Subsidiaries, or the issuance of any Equity Security by the Company or any of its Subsidiaries, except for an Exempt Issuance, would result in Investor holding, directly or indirectly, less than 50.1% of all securities entitled to vote at a meeting of shareholders of the Company or any of its Subsidiaries and (B) prior to such exercise or issuance the Investor held more than 50.1% of all securities entitled to vote at a meeting of shareholders of the Company or any of its Subsidiaries, Investor may require the Company to issue such number of Common Shares of the Company as may be required for Investor to hold more than 50.1% of all securities entitled to vote at a meeting of shareholders of the Company and all of its Subsidiaries.  The Company shall not set a record date for any meeting of shareholders until and unless Investor holds more than 50.1% of all securities entitled to vote at a meeting of shareholders of the Company or any of its Subsidiaries or waived its rights under this Section 4.9.  The purchase price for all such Common Shares shall equal the product of the number of such Common Shares and an amount equal to the Market Price. Investor shall inform the Company of whether it elects to subscribe for additional shares under this Section within thirty (30) days after the date the Company provides notice to Investor that its rights under this Section have been triggered.

(e)           In the event the Company or any of its Subsidiaries requires additional capital for its operations, Investor may require the Company to issue to Investor certain number of Common Shares in consideration of Investor’s additional investment in the Company.  The number of the Common Shares to be issued to Investor shall equal G divided by H where:

G = amount of capital required

H = Market Price

Section 4.10           Management Incentive Plan.  The Board of Directors may, at its sole and absolute discretion, establish a committee (the “Remuneration Committee”) for the purpose of determining appropriate remuneration of its directors and officers.  The Remuneration Committee shall be comprised of three members of the Board of Directors, one of which shall be the member nominated by Investor, one of which shall be the member nominated by the Executive Shareholder and one of which shall be an Independent Director agreed to by the Board of Directors.  The Remuneration Committee shall establish a management incentive plan (the “Incentive Plan”) which shall provide for the award of Common Shares to management upon the achievement of certain milestones (the “Performance Milestones”) for each of the 2010, 2011, 2012 and 2013 fiscal years.  Satisfaction of the Performance Milestones for 2010 shall permit the issuance of up to 429,514 Common Shares, which is equal to approximately 1% of the Common Shares of the Company on a Fully Diluted Basis as of the Closing Date.  Satisfaction of the Performance Milestones for 2011 shall permit the issuance of up to 859,027 Common Shares, which is equal to approximately 2% of the Common Shares of the Company on a Fully Diluted Basis as of the Closing Date.  Satisfaction of the Performance Milestones for 2012 shall permit the issuance of up to 859,027 Common Shares, which is equal to approximately 2% of the Common Shares of the Company on a Fully Diluted Basis as of the Closing Date.  Satisfaction of the Performance Milestones for 2013 shall permit the issuance of up to 1,288,542 Common Shares, which is equal to approximately 3% of the Common Shares of the Company on a Fully Diluted Basis as of the Closing Date. The Remuneration Committee shall grant Executive Shareholder the power to reallocate the Management Incentive Shares among the management, to the extent such reallocation is reasonable. The issuance of the Management Incentive Shares shall be subject to the requirements of Section 4.9(d).  The Board of Directors may accelerate the issuance of the Management Incentive Shares once the Investor holds less than 10% of the issued and outstanding Common Stock on a Fully Diluted Basis at the time of determination.

Section 4.11           Redemption of Purchased Preferred Shares.

If, (A) by the date which is twenty-eight (28) months after the date of the Closing, the Escrow Agent continues to hold any Escrow Funds other than due to Investor having made a claim for such funds, whether for indemnification or otherwise pursuant to an Escrow Release Request as defined in the Escrow Agreement, (B) before the date that the Escrow Agreement is terminated, an event occurs or circumstances exist which is reasonably likely to cause a Material Adverse Effect, or (C) by the date which is six (6) months after the date of the Closing, the Executive Shareholder and Ms. Liu Minhua and Mr. Liu Junhua shall not have obtained the Certificate for the Receipt of Foreign Exchange for Transfer of Shares (a “SAFE Release”), Investor may elect to require the Escrow Agent to disburse immediately all or any portion of the Escrow Funds (the “Redemption Amount”) to Investor, provided however, Investor shall not be entitled to a SAFE Release with respect to US$8 million of the Escrow Funds if a good faith effort has been exerted to obtain such certificate and the Company and Investor believe that such certificate is forthcoming.  Upon receipt of the Redemption Amount, Investor shall surrender to the Company that number of Purchased Preferred Shares equal to X, where:

X = Y / Z

Where:

X = the number of Purchased Preferred Shares to be delivered to the Company by Investor

Y = the Redemption Amount

Z = ((1.042)a * US$30) where “a” is a fraction, the numerator of which is the number of days passed from Closing to date of determination and the denominator of which is 365.

Upon receipt of the surrendered certificates or certificates, the Redeemable Convertible Preferred Shares represented by such certificate or certificates shall be deemed to have been redeemed by the Company and the Company shall cancel such certificate or certificates. The shares of such cancelled Purchased Preferred Shares shall have the status of authorized but unissued shares of preferred stock of the Company.

In the event Escrow Funds are disbursed to Investor pursuant to a SAFE Release, Investor agrees to reimburse the Company for one-half the Company’s cash expenses relating to the transaction contemplated by this Agreement (including fees and expenses of Peak Capital), provided that the maximum amount to be reimbursed by Investor pursuant to this provision shall be US$375,000.

Section 4.12          Indemnification of Investor.

(a)           Survival.  Notwithstanding any examination made for or on behalf of any of the parties hereto, all representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto. The representations, warranties, covenants and agreements contained in this Agreement or in any document delivered pursuant hereto shall survive the Closing and shall be fully effective and enforceable until the date which is twenty-eight (28) months following the Closing Date; provided, however, that the representations and warranties contained in Section 3.2(a) “Organization, Good Standing and Qualification”, Section 3.2(b) “Authorization; Consents”, Section 3.2(c) “Enforcement”, Section 3.2(e) “Filings, Consents and Approvals”, Section 3.2(h) “Due Authorization; Valid Issuance” and Section 3.2(i) “Capitalization” shall survive indefinitely; Section 3.2(t) “Environment”, Section 3.2(w) “Foreign Corrupt Practices Act”, Section 3.2(cc) “Absence of Manipulation”, Section 3.2(dd) “Exchange Act Registration”, Section 3.2(gg) “Taxation” and Section 3.2(hh) “Sarbanes-Oxley Act; Internal Controls and Procedures” shall survive until 90 days after the expiration of the applicable statute of limitations period.  If a claim for indemnification has been timely made pursuant to this Section 4.12, such representation, warranty, covenant or agreement shall continue to survive and be fully effective and enforceable until a final and non-appealable order or judgment of a court of competent jurisdiction.

(b)           General Indemnification. Except as provided in Section 4.12(c) below with respect to Taxes, the Company and the Executive Shareholder (each, an “Indemnifying Party” and together “Indemnifying Parties”), jointly and severally, hereby agree to indemnify and hold Investor and its Affiliates, directors, managers, officers, shareholders, members, partners, employees, advisors and agents (each, an “Indemnified Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that an Indemnified Party may suffer or incur (the “Indemnifiable Losses”) as a result of or relating to (i) any misstatement, material omission, or breach of any of the representations, warranties, covenants or agreements made by the Company or any of its Affiliates or the Executive Shareholder in any Transaction Document; and (ii) any Action instituted against Investor, or any of its Affiliates, by any shareholder of the Company who is not an Affiliate of Investor, with respect to any of the transactions contemplated by the Transaction Documents (unless such Action is based upon a breach of Investor’s representation, warranty or covenant under the Transaction Documents or any violation by Investor of state or federal securities laws or any conduct by Investor which constitutes fraud, gross negligence, willful misconduct or malfeasance).

(c)           Indemnification of Investor for Taxes.  Notwithstanding anything to the contrary contained in this Agreement, the Company and the Executive Shareholder hereby agree to, jointly and severally, indemnify and hold harmless the Investor and its Affiliates, directors, managers, officers, shareholders, members, partners, employees, advisors and agents and, at the option of the Investor, the Executive Shareholder (a “Tax Indemnified Party”), jointly and severally, agree to indemnify and hold harmless the Company and its Subsidiaries, in each case, from (i) all Taxes, losses, claims and expenses resulting from, arising out of, or incurred with respect to, any claims that may be asserted by any party based upon, attributable to, or resulting from the failure of any representation and warranty made by the Company or any of its Affiliates or the Executive Shareholder pursuant to Section 3.2(gg) of this Agreement to be true or correct as of the Closing Date; (ii) all Taxes imposed on or asserted against the properties, income or operations of the Company or its Subsidiaries, or for which the Company or any of its Subsidiaries may otherwise be liable for all Pre-Closing Periods, except to the extent that such Taxes have been accrued and fully provided for in accordance with GAAP on the most recent financial statements of the Company included in the SEC Documents, and adequately disclosed in such financial statements, the books and records of the Company or a schedule attached hereto, (iii) all Taxes imposed on the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries may be liable, as a result of any transaction contemplated by this Agreement, and (iv) all Taxes imposed on the Company or any of its Subsidiaries as a result of the provisions of Treasury Regulations Section 1.1502-6 or the analogous provisions of any state, local or foreign law.  For purposes of Section 4.12, any party that is (x) indemnified by another party pursuant to this Section 4.12(c) shall be treated as an Indemnified Party, and (y) required to indemnify another party pursuant to this Section 4.12(c) shall be treated as an Indemnifying Party.  For the avoidance of doubt, if a Tax Indemnified Party would be entitled to indemnification under more than one clause of this Section 4.12(c) for a single loss, such Tax Indemnified Party shall not be entitled to duplicate payments for such loss.

(d)           If any Action shall be brought against or shall involve any Indemnified Party in respect of which indemnity may be sought pursuant to this Agreement, such Indemnified Party shall promptly notify the Indemnifying Parties in writing, and the Indemnifying Parties shall, in the case of an indemnification pursuant to Section 4.12(b) or (c) of this Agreement, have the right to assume the defense thereof with counsel of its own choosing, subject only to the consent of such Indemnified Party.  An Indemnified Party shall have the right to employ separate counsel in any such Action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that (i) the employment thereof has been specifically authorized by any Indemnifying Party in writing, (ii) an Indemnifying Party has failed after a reasonable period of time following such Indemnified Party’s written request that it do so, to assume such defense and to employ counsel or (iii) in such Action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Indemnifying Parties and the position of such Indemnified Party.

(e)           The Indemnifying Parties will not be liable to any Indemnified Party under Section 4.12(b) or (c) of this Agreement (i) for any settlement by an Indemnified Party effected without the any of the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld or delayed, or (ii) in the case of Section 4.12(b), to the extent, but only to the extent that the Indemnifiable Losses are attributable to such Indemnified Party’s wrongful actions or omissions, or gross negligence or to such Indemnified Party’s breach of any of the representations, warranties, covenants or agreements made by Investor in this Agreement or in the other Transaction Documents.

(f)           Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate amount of indemnification to be paid by (x) the Company under Section 4.12(b) exceed the aggregate purchase price of the Purchased Shares and (y) the Executive Shareholder under Section 4.12(b) exceed the lesser of (A) the sum of the Common Shares Purchase Price and that portion of the Preferred Shares Purchase Price actually received by the Company until the time such indemnification payment is made by the Executive Shareholder and (B) the total Market Price of the Common Shares pledged by the Executive Shareholder as of the Closing Date.

(g)           In the event the Indemnified Party or any of its Affiliates or Representatives has any knowledge (whether constructive or imputed) at or prior to the date of this Agreement of any breach by an Indemnifying Party or any of its Subsidiaries or Affiliates of any representation, warranty or covenant in this Agreement, such knowledge shall not constitute a waiver of any available remedy by the Indemnified Party under this Section 4.12 and the Indemnified Party shall not be precluded or prejudiced for any claim or recourse against the Indemnifying Parties or any of their Affiliates or the Escrow Funds with respect to such breach, under this Section 4.12 or otherwise.  Knowledge of any Indemnifying Party or any of its Affiliates or Representatives shall not be considered for purposes of determining the knowledge of the Indemnified Party or any of its Affiliates or Representatives for the purpose of this Agreement.  Investor confirms that as of the date hereof, Investor does not have knowledge of any breach by an Indemnifying Party or any of its Subsidiaries or Affiliates of any representation, warranty or covenant in this Agreement.

(h)           Notwithstanding anything in this Agreement to the contrary, an Indemnified Party may assert a claim against the Escrow Funds for indemnification of the Indemnifiable Losses.

(i)           All Taxes and Tax liabilities with respect to the income, property or operations of the Company or any of its Subsidiaries that relate to taxable periods beginning on or before the Closing Date and ending after the Closing Date (the “Overlap Period”) shall be apportioned between the Pre-Closing Period and any period ending after the Closing Date as follows: (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per diem basis, and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the Company and its Subsidiaries as though the taxable year of the Company or any relevant Subsidiary terminated at the close of business on the Closing Date.

Section 4.13           Waiver.  The Company shall exert commercially reasonable efforts to obtain the Waiver as soon as practicable after the date hereof.  The Company covenants that upon execution by the Private Placement Investors, the Waiver shall be effective and enforceable against the Private Placement Investors.  The Company covenants that the Waiver shall be obtained without the payment of cash or other consideration to the Private Placement Investors without the prior written consent of OEP.

Section 4.14           Non-Public Information.  The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide Investor or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto Investor shall have executed a written agreement regarding the confidentiality and use of such information.  The Company understands and confirms that Investor shall be relying on the foregoing representations in effecting transactions in securities of the Company.

Section 4.15           Supplements to Disclosure Schedules.  From time to time prior to the Closing, the Company shall amend or supplement any schedule hereto by delivery of a written amendment or supplement thereto to Investor.  Any such amendment or supplement shall only be effective to modify such representations and warranties for the purpose of determining the fulfillment of the conditions precedent set forth in Section 5.1(a), unless Investor promptly objects to any such amendment or supplement.  No such amendment or supplement shall be effective to modify the representations and warranties made by the Company and the Executive Shareholder on the date hereof for purposes of the Indemnifying Party’s indemnification obligations under this Agreement.

Section 4.16           Pre-Closing Covenant.  Prior to Closing, the Company shall comply with the sections headed “Information Rights” and “Access” under Annex A of the Shareholders Agreement, and shall not take any action set forth under the section headed “Consent of OEP” without the prior written consent of Investor.

ARTICLE V.
CONDITIONS TO CLOSING.

Section 5.1           Conditions to Investor’s Obligations at the Closing.  Investor’s obligations to effect the Closing, including without limitation its obligation to purchase the Purchased Shares at Closing, are conditioned upon the fulfillment (or waiver by Investor in its sole and absolute discretion) of each of the following events as of the Closing Date:

(a)           the representations and warranties of the Company and the Executive Shareholder shall be true and correct in all respects, if qualified by materiality, and shall be true and correct in all material respects, if not qualified by materiality, at and as of the Closing with the same effect as though made at and as of such time (except that those representations and warranties that are made as of a specific date shall be correct only as of such date);

(b)           the Company shall have duly performed and complied in all material respects with all covenants contained herein required to be performed or complied with by it in connection with the consummation of the transactions contemplated hereby and by the other Transaction Documents at or before the Closing;

(c)           the Company shall have obtained all approvals, acknowledgements and consents, as applicable, from the relevant parties, including the Board of Directors, the Consenting Parties and any Governmental Authorities;

(d)           the Company shall have obtained a written waiver (the “Waiver”)”) in substantially the form attached hereto as Exhibit E from the Private Placement Investors with respect to the waiver of their right of first refusal under Section 6.14 of the Preferred Stock Purchase Agreement;

(e)           the Closing Date shall not be a date which is later than March 17, 2010, or such other date as the parties may agree in writing (the “Latest Closing Date”);

(f)           the Company shall have delivered or caused to be delivered to Investor at the Closing:

(i)           duly executed certificates evidencing the Purchased Shares in such denominations and registered in the name of Investor as set forth Schedule I hereto as supplemented or amended from time to time prior to the Closing;

(ii)          a certificate, signed by the Chief Executive Officer and Chief Financial Officer of the Company and dated as of the Closing Date, certifying that all the closing conditions specified in this Section 5.1 are satisfied as of the Closing, it being understood that Investor may rely on such certificate as a representation and warranty of the Company made herein;

(iii)         the Company shall have delivered to Investor a certificate, signed by the Chief Executive Officer or the Secretary of the Company and dated as of the Closing Date, attaching (i) the Articles of Incorporation and By-Laws of the Company, and (ii) resolutions passed by its Board of Directors and shareholders of the Company authorizing the transactions contemplated hereby and by the other Transaction Documents, and certifying that such documents are true and complete copies of the originals and that such resolutions have not been amended or superseded, it being understood that Investor may rely on such certificate as a representation and warranty of the Company made herein;

(iv)        the Company shall have delivered to Investor a certificate, signed by the Chief Executive Officer that the Certificate of Designation has been adopted and filed;

(v)         legal opinions of New York counsel and Nevada counsel for the Company or a legal opinion covering both New York and Nevada matters from Pryor Cashman LLP, dated as of the Closing Date, in forms reasonably satisfactory to Investor;

(vi)        a legal opinion of the PRC counsel for the Company, dated as of the Closing Date, in a form satisfactory to Investor;

(vii)       an Escrow Agreement duly executed by the Company and the Escrow Agent; and

(viii)      the Share Pledge Agreement executed by the Executive Shareholder;

(g)          there shall not exist any condition or have occurred any change since the date of the Company’s most recent financial statements contained in the SEC Documents that would reasonably likely to result in a Material Adverse Effect;

(h)          the Company shall have entered into an employment agreement with each of the Key Employees in substantially the form attached hereto as Exhibit F;

(i)           the Certificate of Designation has been adopted by the Company and filed with the Secretary of the State of the State of Nevada;

(j)           the Company shall continue to meet its eligibility requirements for the quotation of its Common Shares on the OTCBB;

(k)          the Company shall be in compliance, in all material respects, with each of the FINRA, NASD and SEC rules applicable to the OTCBB and the Company shall not have received any notice from OTCBB, FINRA, NASD or SEC that the Company may not be in such compliance, and there shall be no facts or circumstances existing that could be the basis for any non-compliance or notice of any non-compliance;

(l)           as of the Closing, the lease agreement between Konzern and  No. 76171 Force of People's Liberation Army  in relation to the warehouse located at No. 67, Shahe Road, Tianhe District, Guangzhou for the purpose of the storage of medicine and other medical products shall have been renewed and the GSP license granted to Konzern with respect to such warehouse shall not have been affected by the expiry and renewal of the lease;

(m)         Konzern shall have obtained the approvals from the Governmental Authorities in the PRC for the increase of registered capital or total investment of Konzern for an amount no less than the Common Shares Purchase Price;

(n)          the approval for environmental impact inspection reports, examination report of environmental protection on the completion of the construction project, and waste discharge permit issued by local environmental protection bureau regarding the construction and expansion of all of LifeTech’s plants have been obtained and all of the waste discharge fees have been paid up;

(o)          there shall be no injunction, restraining order or decree of any nature of any court or Government Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby and by the other Transaction Documents;

(p)          the waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated;

(q)          the terms and conditions of any agreements between Peak Capital and the Company shall have amended to such terms and conditions as have been agreed to by Investor in writing; and

(r)           the Company shall have furnished to the Investors a certificate stating that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

Section 5.2           Conditions to Company’s Obligations at the Closing.  The Company’s obligations to effect the Closing with Investor are conditioned upon the fulfillment (or waiver by the Company in its sole and absolute discretion) of each of the following events as of the Closing Date:

(a)          the representations and warranties of Investor shall be true and correct in all respects, if qualified by materiality, and shall be true and correct in all material respects, if not qualified by materiality, at and as of the Closing with the same effect as though made at and as of such time (except that those representations and warranties that are made as of a specific date shall be correct only as of such date);

(b)          Investor shall have duly performed and complied in all material respects with all covenants contained herein required to be performed or complied with by it in connection with the consummation of the transactions contemplated hereby at or before the Closing;

(c)          there shall be no injunction, restraining order or decree of any nature of any court or Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby and by the other Transaction Documents;

(d)          the waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated;

(e)          Investor shall have delivered the Escrow Agreement duly executed by Investor;

(f)           Investor shall have delivered the Share Pledge Agreement duly executed by Investor; and

(g)          Investor shall have tendered to the Company the Common Shares Purchase Price and to the Escrow Agent the Preferred Shares Purchase Price, in each case, by wire transfer of immediately available funds.

ARTICLE VI.
MISCELLANEOUS

Section 6.1           Termination.  This Agreement may be terminated by:

(a)           Investor, as to its obligations hereunder, by written notice to the Company, if the Company shall have breached any of its obligations under any of the Transaction Documents;

(b)           the Company, as to its obligations hereunder, by written notice to Investor, if Investor shall have breached any of its obligations under any of the Transaction Documents; or

(c)           either the Company or Investor, by written notice to the other party, if the Closing has not been consummated on or before Latest Closing Date; provided, however, that no such termination or the late exercise of the right to terminate will affect the right set forth under Section 6.2 herein.  Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement by Investor or the Company pursuant to Section 6.1(a) or (b), the breaching party will remain liable to the other party for any breach of this Agreement by such breaching party existing at the time of such termination, and the other party may seek such remedies, including damages and fees of attorneys, against the breaching party with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity.

Section 6.2           Fees and Expenses.  All consulting, legal and other reasonable out-of-pocket expenses, including due diligence expenses relating to the investment contemplated herein, together with any costs for the enforcement of such expenses (the “Expenses”) shall be paid for by the Company.  Expenses attributable to Investor relating to the investment and due diligence for the investment contemplated herein will be subject to a fee cap of US$750,000.  The Company’s obligation to pay the Expenses is absolute, without regard to whether Closing is consummated and payable upon demand from Investor.  Fees incurred by Investor above the fee cap shall be borne by Investor.  Notwithstanding the foregoing, each of Investor and the Company shall be responsible for paying 50% of all filing fees in connection with filings required by the HSR Act.

Section 6.3           Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if: (a) delivered personally, (b) sent by registered or certified mail in the United States, return receipt requested, (c) sent by reputable overnight air courier (such as DHL or Federal Express) or (d) sent by fax, as follows:

if to the Company, at:

China Medicine Corporation
Guangri Tower, Suite 702
No. 8 Siyou South 1st Street
Yuexiu District
Guangzhou, China 510600
Fax:  +86 20 8737 9184
Attention:  Senshan Yang
Email:  Konzern01@163.com

with a copy to:

Pryor Cashman LLP
7 Times Square
New York, NY 10036-6569
Fax:  (212) 798-6366
Attention:  Elizabeth Fei Chen, Esq.
Email:  echen@pryorcashman.com

if to Investor, at:

OEP CHME Holdings, LLP
c/o One Equity Partners
Chater House, 20F, 8 Connaught Road Central
Fax: +852 2167 8517
Attention:  Ryan Shih
Email:  ryan.jh.shih@oneequity.com

with a copy to:

One Equity Partners
320 Park Avenue
18th Floor
New York, NY  10022
Fax:  (212) 277-1572
Attention:  Bradley J. Coppens
Email:  bradley.j.coppens@oneequity.com

and to:

if to Mr. Yang Senshan, at: China Medicine Corporation Guangri Tower, Suite 702 No. 8 Siyou South 1st Street Yuexiu District Guangzhou, China 510600 Fax: +86 20 8737 9184 Email: Konzern01@163.com	Orrick, Herrington & Sutcliffe 43rd Floor Gloucester Tower The Landmark 15 Queen’s Road Central Hong Kong Fax: +852 2218 9200 Attention: Mark J. Lee, Esq. Email: mjlee@orrick.com or to such other address or to such other Person as either party hereto shall have last designated by notice to the other party.

All such notices, requests, demands and other communications shall be deemed to have been received (w) if by personal delivery, on the next Business Day after such delivery, (x) if by registered or certified mail in the United States return receipt requested, on the seventh (7) Business Day after the mailing thereof, (y) if by reputable overnight air courier, on the next Business Day after the mailing thereof or (z) if by fax, on the next Business Day following the day on which such fax was sent, provided that a copy is also sent by registered or certified mail, return receipt requested.

Section 6.4          Amendments; Waivers.  This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto.  Any of the terms and conditions of this Agreement may be waived in writing at any time by the party entitled to the benefits thereof.  This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, oral or written, express or implied, between the parties hereto and their respective Affiliates, representatives and agents in respect of the subject matter hereof, other than the provisions therein relating to the confidentiality provisions of the letter agreement dated September 17, 2009 between One Equity Partners III L.P. and the Company.

Section 6.5           Certain Limitations.  It is the explicit intent and understanding of each of the parties hereto that neither party nor any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those expressly set forth in this Agreement and in the certificates delivered pursuant to this Agreement and neither party is relying on any statement, representation or warranty, oral or written, express or implied, made by the other party or such other party’s Affiliates, representatives or agents, except for the representations and warranties set forth in this Agreement.  The parties agree that this is an arm’s length transaction in which the parties’ undertakings and obligations are limited to the performance of their obligations under this Agreement.  The parties have participated jointly in the negotiating and drafting of this Agreement

Section 6.6           Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 6.7           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Investor.  Investor may assign any or all of its rights under this Agreement to any Person to whom Investor assigns or transfers any Purchased Shares, provided such transferee agrees in writing to be bound, with respect to the transferred Purchased Shares, by the provisions hereof that apply to Investor.

Section 6.8           No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

Section 6.9           Rights Cumulative and Non-waiver of Remedies.  Except as expressly provided in this Agreement, and to the extent permitted by law, any remedies described in this Agreement are cumulative and not alternative to any other remedies available at law or in equity.  Notwithstanding anything to the contrary contained herein, the failure or neglect of a party to enforce any remedy available by reason of the failure of the other party to observe or perform a term or condition set forth in this Agreement shall not constitute a waiver of any term or condition or any available remedy hereof by such party and shall not preclude or prejudice the claim of breach of any terms and conditions set forth therein.  A waiver by a party (i) shall not affect any term or condition other than the one specified in such waiver, and (ii) shall waive a specified term or condition only for the time and in a manner specifically stated in the waiver.

Section 6.10         Governing Law.  This Agreement shall be construed, performed and enforced in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

Section 6.11         Consent to Jurisdiction

(a)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its Property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any Action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such Action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such Action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such Action or proceeding in any such court.

(c)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.3.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 6.12           Waiver of Punitive and Other Damages and Jury Trial.

(a)           THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)           EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.12.

Section 6.13           Counterparts.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

Section 6.14           Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

Section 6.15           Rescission and Withdrawal Right.  Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever Investor exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then Investor may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

Section 6.16           Replacement of Purchased Shares.  If any certificate or instrument evidencing any Purchased Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Purchased Shares.

Section 6.17           Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, Investor will be entitled to specific performance under the Transaction Documents.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

Section 6.18           Further Actions.  Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated by any of the Transaction Documents.

Section 6.19           Construction.  The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused this Stock Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CHINA MEDICINE CORPORATION

By:	/s/ Yang Senshan
Name: Yang Senshan
Title: Chief Executive Officer

IN WITNESS WHEREOF, the undersigned has caused this Stock Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

OEP CHME HOLDINGS, LLC

By: One Equity Partners III, L.P.,
its Manager

By: OEP General Partner III, L.P.,
its General Partner

By: OEP Holding Corporation,
its General Partner

By:	/s/ Bradley J Coppens
Name:	Bradley J Coppens
Title:	Vice President

IN WITNESS WHEREOF, the undersigned has duly executed this Stock Subscription Agreement as of the date first indicated above.

Mr. Yang Senshan

/s/ Yang Senshan

EXHIBIT A

CERTIFICATE OF DESIGNATION

EXHIBIT B

FORM OF ESCROW AGREEMENT

EXHIBIT C

FORM OF SHARE PLEDGE AGREEMENT

EXHIBIT D

SHAREHOLDERS AGREEMENT

EXHIBIT E

WAIVER OF RIGHT OF FIRST REFUSAL

EXHIBIT F

FORM OF EMPLOYMENT AGREEMENT